Exhibit 99.1

Nkarta Reports Second Quarter 2023 Financial Results and Corporate Highlights

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NKX101 clinical update highlights encouraging antileukemic activity in patients with AML using fludarabine/cytarabine (Flu/Ara-C) lymphodepletion regimen
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NKX019 clinical data presented at EHA 2023 and ICML 2023 meetings
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Clinical updates planned for NKX019 in the second half of 2023 and NKX101 in the first half of 2024
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Cash and cash equivalents of $302.2 million on June 30, 2023; cash runway anticipated to fund operations into 2025

SOUTH SAN FRANCISCO, Calif., August 10, 2023 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies, today reported financial results for the second quarter ended June 30, 2023.

“Nkarta remains well positioned to advance allogeneic cell therapy and lead the development of groundbreaking natural killer cell therapy candidates,” said Paul J. Hastings, President and CEO of Nkarta. “We continue to learn, improve and explore potential opportunities for our best-in-class platform. In our June 2023 update on NKX101, we reported complete responses in unusually high-risk and heavily pre-treated patients with AML who received a disease-adapted lymphodepletion regimen. In our other co-lead program, NKX019, we continue to evaluate multiple strategies to treat patients with the most aggressive forms of lymphoma. We look forward to providing further updates as we advance both candidates.”

Pipeline Updates

NKX101

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In June 2023, Nkarta reported updated clinical data from its Phase 1 clinical trial evaluating NKX101 in patients with relapsed or refractory acute myeloid leukemia (AML).
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As of data cut-off on June 10, 2023, in patients that received NKX101 after Flu/Ara-C lymphodepletion (LD), 4 of 6 achieved CR/CRi (67% CR/CRi rate) and 3 of 6 achieved a complete response with hematologic recovery (50% CR rate). Two of the 4 reported CR/CRi were MRD (measurable residual disease) negative.

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As of data cut-off on June 10, 2023, in patients that received the highest doses of NKX101 (3 weekly doses at 1 billion or 1.5 billion cells per dose) after fludarabine/cyclophosphamide (Flu/Cy) LD, 4 of 18 achieved CR/CRi (22% CR/CRi rate) and 3 of 18 achieved a complete response with hematologic recovery CR (17% CR rate). There were no CRs at the lower doses of NKX101.
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NKX101 was well tolerated across dose-levels and LD regimens. There were no dose-limiting toxicities observed across all cohorts.
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Flu/Ara-C LD is expected to be the basis of NKX101 development moving forward.
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As previously announced, Nkarta plans to present an update on the ongoing clinical trial of NKX101 in the first half of 2024. The update is expected to include additional patients treated with NKX101 at 1.5 billion cells/dose x 3 dose regimen following Flu/Ara-C LD, as well as longer-term follow up of patients who were in response as of the June 2023 data cut-off.

NKX019

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In June 2023, Nkarta presented preliminary clinical data based on a November 2022 data cut-off from its Phase 1 dose escalation clinical trial of NKX019 in patients with relapsed or refractory non-Hodgkin lymphoma (NHL) at two scientific meetings: an oral presentation at the annual meeting of the European Hematology Association (EHA) and an encore poster presentation at the International Conference on Malignant Lymphoma (17-ICML).
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Nkarta is evaluating the potential for clinical development of NKX019 in non-malignant, B-cell mediated disease.
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As previously announced, Nkarta plans to present updated results from its ongoing clinical trial of NKX019 in the second half of 2023. The update is expected to include patients enrolled in multiple dose expansion cohorts, as well as longer-term follow-up of patients who were in response as of the November 2022 data cut-off.

Other Corporate Highlights

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In July 2023, Nkarta announced the appointment of Alyssa Levin, CPA, CA, as Chief Financial and Business Officer. Ms. Levin will be responsible for leading Nkarta’s corporate finance, business development, information technology, and human resources functions.

Second Quarter 2023 and Recent Financial Highlights

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As of June 30, 2023, Nkarta had cash, cash equivalents, restricted cash, and investments of $302.2 million.
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Research and development (R&D) expenses were $25.1 million for the second quarter of 2023. Non-cash stock-based compensation expense included in R&D expense was $2.1 million for the second quarter of 2023.

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General and administrative (G&A) expenses were $11.7 million for the second quarter of 2023. Non-cash stock-based compensation expense included in G&A expense was $2.5 million for the second quarter of 2023.
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Net loss was $33.3 million, or $0.68 per basic and diluted share, for the second quarter of 2023. This net loss includes non-cash charges of $9.2 million that consisted primarily of share-based compensation of $4.6 million and an impairment charge of $4.1 million against right-of-use assets that Nkarta plans to sublease.

Financial Guidance

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Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into 2025.

About NKX101
NKX101 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. NKX101 is also engineered with a proprietary membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. To learn more about the NKX101 clinical trial in adults with AML, please visit ClinicalTrials.gov.

About NKX019
NKX019 is an allogeneic, cryopreserved, off-the-shelf cancer immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed chimeric antigen receptor (CAR) for enhanced tumor cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. To learn more about the NKX019 clinical trial in adults with advanced B cell malignancies, please visit ClinicalTrials.gov.

About Nkarta
Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies and CRISPR-based genome engineering capabilities, Nkarta is building a pipeline of future cell therapies engineered for deep anti-tumor activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and commercial potential of NK cell therapies, including NKX101 and NKX019; the therapeutic potential, tolerability and safety profile of NK cell therapies, including NKX101 and NKX019; plans and timelines for the future availability and presentation of NKX101 and NKX019 clinical data; potential opportunities and strategies for Nkarta’s platform and product candidates, including NKX101 and NKX019, and Nkarta’s ability to evaluate and exploit such opportunities and strategies; and Nkarta’s expected cash runway. Interim clinical data for NKX101 included in this press release were reported on June 27, 2023 and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more data on existing patients become available.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of its two lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; the availability of components and supplies necessary for the conduct of our clinical trials; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 11, 2023, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Operating expenses
Research and development	$25,122	$21,049	$51,257	$40,617
General and administrative	11,736	6,563	19,914	13,093
Total operating expenses	36,858	27,612	71,171	53,710
Loss from operations	(36,858)	(27,612)	(71,171)	(53,710)
Other income, net:
Interest income	3,570	686	7,035	798
Other income, net	1	3	34	2
Total other income, net	3,571	689	7,069	800
Net loss	$(33,287)	$(26,923)	$(64,102)	$(52,910)

Net loss per share, basic and diluted	$(0.68)	$(0.61)	$(1.31)	$(1.38)
Weighted average shares used to compute net loss per share, basic and diluted	48,970,391	43,841,392	48,946,018	38,446,956

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2023	December 31, 2022
Assets
Cash, cash equivalents, restricted cash and investments	$302,224	$354,886
Property and equipment, net	76,094	61,908
Operating lease right-of-use assets	41,071	45,749
Other assets	9,649	10,395
Total assets	$429,038	$472,938
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$20,563	$17,797
Operating lease liabilities	90,497	82,934
Total liabilities	111,060	100,731
Stockholders’ equity	317,978	372,207
Total liabilities and stockholders’ equity	$429,038	$472,938

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com